Exhibit 99.1

Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports 2019 Results and Provides 2020 Guidance

Highlights from Full Year 2019 Results and 2020 Guidance:

•	GAAP earnings per diluted share (EPS) of $2.20, inclusive of a $2.98 per share charge related to a non-cash true-up of the Company's asbestos liability, compared to $5.50 in 2018.

•	Excluding Special Items, EPS of $6.02 increased slightly compared to $5.99 in 2018.

•	GAAP operating profit of $210 million and GAAP operating margin of 6.4%.

•	Excluding Special Items, operating profit was a record $494 million and operating margin was a record 15.0%.

•	Record free cash flow of $325 million (cash provided by operating activities less capital spending).

•	Completed $80 million of share repurchases during the fourth quarter of 2019.

•	Announcing a 10% dividend increase.

•	Initiated a new round of proactive repositioning actions in our Fluid Handling business expected to generate $10 million of savings in 2022.

•	Signed a definitive agreement to acquire CIRCOR's Instrumentation & Sampling (I&S) business for $172 million on a cash-free and debt-free basis as a strategic bolt-on to our process valve business.

•	Acquired Cummins Allison Corp. on December 31, 2019 for $160 million on a cash-free and debt-free basis as a strategic bolt-on to our Crane Payment Innovations business.

•	Introducing 2020 GAAP EPS guidance of $5.75-$6.05.

•	Excluding Special Items, 2020 EPS guidance is $6.20-$6.50.
STAMFORD, CONNECTICUT - January 27, 2020 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported full year and fourth quarter 2019 financial results, and provided its 2020 outlook.
"We finished 2019 strong, with solid operational performance across our businesses, and we took several other actions to further strengthen Crane for continued profitable growth," said Max Mitchell, Crane Co. President and Chief Executive Officer. "In addition to solid progress on numerous growth and productivity initiatives last year, we delivered a record $325 million of free cash flow. We also repurchased $80 million of shares during the fourth quarter, and today, we raised our dividend by 10%, further reflecting confidence in our long-term outlook."
"At the end of 2019, we commenced additional proactive repositioning actions in our Fluid Handling business, including additional facility closures to better geographically align our manufacturing footprint with customer needs. These actions are expected to generate $10 million of annual savings by 2022, and are incremental to the previously disclosed 2017 repositioning actions.
"We were also active last quarter on inorganic growth opportunities. As previously announced, we signed a definitive agreement in December 2019 to acquire CIRCOR's I&S business for $172 million on a cash-free and debt-free basis, and in December 2019, we acquired Cummins Allison for $160 million on a cash-free and debt-free basis. I&S is a good bolt-on to our process valve business adding a broad range of mission-critical fluid control instrumentation and sampling solutions for severe service applications in chemical, refining, oil & gas, and industrial markets. Cummins Allison is a nice addition to our Crane Payment Innovations (CPI) business, adding higher-speed and back-office banknote and coin counting, sorting and validation solutions aligned with CPI's end markets in retail, gaming and financial services. Both acquisitions are expected to meet Crane's strict financial return criteria for acquisitions, and together are expected to be accretive to adjusted EPS by approximately $0.15 this year, growing to approximately $0.25 by 2022. Even after these actions, Crane retains substantial financial capacity for further capital deployment throughout 2020 and beyond."
"Today, we are also introducing 2020 EPS guidance, excluding Special items, of $6.20-$6.50. At Fluid Handling, we expect continued margin expansion despite a low-growth end market environment. We expect Payment & Merchandising Technologies to deliver positive organic growth in 2020 with underlying margin expansion despite previously discussed headwinds from temporarily lower demand at Crane Currency from the U.S. Government; Cummins Allison should also contribute to sales and adjusted operating profit growth, although it will be initially dilutive to segment margins. Momentum continues across nearly all solutions and end markets at Aerospace & Electronics, but guidance does include a decline in total 2020 sales and margins reflecting the temporary 737-MAX production pause and revised rate assumptions that Boeing announced in late December."
Mr. Mitchell concluded: "Overall, I am proud of our operational performance, and excited about our prospects as we continue to deliver on growth investments and new product development, positioning Crane for years of profitable growth. Based on our current medium-term outlook, including both the completion of the U.S. Government's currency destocking and resumption of 737-MAX production during 2020, I believe that Crane is on-track to achieve our previously disclosed 2021 adjusted EPS target of $7.50-$8.00." (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Fourth Quarter 2019 Results
Fourth quarter 2019 GAAP net loss of $1.89 per share compared to earnings of $1.46 per diluted share in the fourth quarter of 2018. Excluding Special Items, 2019 fourth quarter EPS of $1.58 compared to $1.64 in the fourth quarter of last year. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Fourth quarter 2019 sales were $838 million, a slight decline compared to the fourth quarter of 2018. The sales decline was comprised of $4 million of unfavorable foreign exchange, partially offset by $2 million of core growth.
Fourth quarter 2019 operating loss was $135 million, compared to operating profit of $110 million in the fourth quarter of 2018. Excluding Special Items, operating profit of $128 million increased 3% compared to $125 million in the fourth quarter of last year. Excluding Special Items, operating margin of 15.3%

increased 50 basis points compared to 14.8% last year. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Full Year 2019 Results
Full year 2019 GAAP EPS was $2.20, compared to $5.50 in 2018. Excluding Special Items, 2019 EPS increased slightly to $6.02, compared to $5.99 in 2018. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Full year 2019 sales were $3.3 billion, a decline of 2% compared to 2018. The sales decline was comprised of $53 million, or 2%, of unfavorable foreign exchange, and a $13 million decline in core sales, partially offset by a $4 million net benefit from acquisitions.
Full year 2019 operating profit was $210 million, compared to $441 million in 2018. Operating margin of 6.4% compared to 13.2% last year. Excluding Special Items, record operating profit of $494 million increased 2% compared to $485 million in 2018. Excluding Special Items, record operating margin of 15.0% increased 50 basis points compared to 14.5% last year. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Full Year Cash Flow and Other Financial Metrics
Cash provided by operating activities for full year 2019 was $394 million, compared to $414 million in 2018. Full year 2019 free cash flow (cash provided by operating activities less capital spending) was $325 million, compared to $305 million of free cash flow last year. The Company completed $80 million of share repurchases during the fourth quarter of 2019. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)

The Company's cash position was $394 million at December 31, 2019, compared to $343 million at December 31, 2018. Total debt was $991 million at December 31, 2019, compared to $949 million at December 31, 2018.
Special Items including Updated Asbestos Liability
Full year and fourth quarter 2019 results include an after-tax net asbestos provision of $181 million, or $2.98 per share for the full-year. This provision reflects a non-cash update to our asbestos liability estimate reflecting trends and average settlement values subsequent to our last asbestos estimate update on December 31, 2016. The liability estimate continues to cover all pending claims and future claims projected to be filed against us through the generally accepted end point of 2059.
Rich Maue, Crane Co. Senior Vice President and Chief Financial Officer, stated: "In December 2016, we updated our asbestos liability estimate and extended the time horizon of that liability through the generally accepted end point in 2059. The December 2016 liability estimate update was completed shortly after the New York State Court of Appeals issued its opinion in Dummitt v. Crane Co., and it reflected our best estimate of Dummitt's impact on asbestos claims in New York State. Based on our experience in the post-Dummitt litigation environment over the last three years, we are now able to further refine our estimates of indemnity payments and defense costs, resulting in an additional non-cash after-tax net asbestos provision of $181 million."
"We expect asbestos related annual after-insurance, after-tax cash outflow of approximately $40 million in 2020, consistent with the average cash outflow in recent years, and with annual cash outflows stable to gradually declining over time. While this is a 'lifetime' estimate, due to uncertainties in the asbestos litigation environment, as well as uncertainties inherent in the estimation process, future reviews may result in additional adjustments to our total asbestos-related liability."

Mr. Maue concluded: "In addition to aggressively managing our asbestos liability, we have also pursued a strategy to 'outgrow' our asbestos liability, and we have delivered substantial free cash flow growth over the last decade as our asbestos-related cash outflow has declined. For context, our asbestos-related cash outflow net of insurance peaked in 2011 at $79 million, and in that year, we generated $115 million of free cash flow; in 2019, asbestos related cash outflow net of insurance was $42 million ($33 million after-tax), and we generated a record $325 million in free cash flow." For additional information, please see the Company's Form 8-K filed with the SEC today. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
In addition to the aforementioned asbestos provision, Special Items for the full year 2019 included the following after-tax items: an environmental provision of $14.9 million, or $0.25 per share; repositioning related charges of $25.6 million, or $0.43 per share; a non-cash pension cost adjustment of $6.3 million, or $0.10 per share; and, acquisitions related items, net, of $3.8 million, or $0.06 per share. In addition to the aforementioned asbestos provision, Special Items for the fourth quarter 2019 included the following after-tax items: an environmental provision of $14.9 million, or $0.25 per share; repositioning related charges of $9.1 million, or $0.15 per share; a non-cash pension cost adjustment of $1.8 million, or $0.03 per share; and, acquisitions related items, net, of $1.2 million, or $0.02 per share. Special items for the full year 2018 included $29.5 million in net after-tax charges, or $0.49 per share, and Special items for the fourth quarter 2018 included $10.8 million in net after-tax charges, or $0.18 per share. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Fourth Quarter 2019 Segment Results
All comparisons detailed in this section refer to operating results for the fourth quarter 2019 versus the fourth quarter 2018.

Fluid Handling

	Fourth Quarter		Change
(dollars in millions)	2019	2018
Sales	$277	$280	$(3)	(1%)

Operating Profit	$25	$31	$(6)	(19%)
Operating Profit, before Special Items*	$37	$34	$3	9%

Profit Margin	9.0%	11.0%
Profit Margin, before Special Items*	13.5%	12.3%

*Please see the attached Non-GAAP Financial Measures tables
Sales decreased $3 million, or 1%, driven by $1 million of unfavorable foreign exchange and $1 million of core sales decline. Operating margin declined to 9.0%, compared to 11.0% last year, primarily reflecting higher repositioning costs, lower volumes, and adverse mix, partially offset by strong productivity and repositioning benefits. Excluding Special Items, operating margin increased to 13.5%, a 120 basis point increase compared to 12.3% last year primarily reflecting strong productivity and repositioning benefits, partially offset by lower volumes and adverse mix. Fluid Handling order backlog was $267 million at December 31, 2019, compared to $280 million at December 31, 2018.
Payment & Merchandising Technologies

	Fourth Quarter		Change
(dollars in millions)	2019	2018
Sales	$315	$313	$2	1%

Operating Profit	$53	$46	$6	14%
Operating Profit, before Special Items*	$55	$57	$(1)	(2%)

Profit Margin	16.7%	14.7%
Profit Margin, before Special Items*	17.6%	18.1%

*Please see the attached Non-GAAP Financial Measures tables
Sales increased $2 million, or 1%, driven by $5 million, or 2%, of core growth, partially offset by $3 million, or 1%, of unfavorable foreign exchange. Operating margin improved to 16.7%, from 14.7% last year and 14.1% last quarter, with the year-over-year improvement primarily reflecting strong productivity, repositioning benefits, and lower acquisition related charges, partially offset by substantially adverse product mix. Excluding Special Items, operating margins were 17.6% compared to 18.1% last year and 14.5% last quarter. The year-over-year change primarily reflects adverse product mix, partially offset by strong productivity and repositioning benefits.
Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2019	2018
Sales	$203	$197	$6	3%

Operating Profit	$48	$44	$4	9%
Operating Profit, before Special Items*	$48	$45	$4	8%

Profit Margin	23.7%	22.5%
Profit Margin, before Special Items*	23.8%	22.8%

*Please see the attached Non-GAAP Financial Measures tables
Sales increased $6 million, or 3%, driven by higher core sales. Operating margin improved to 23.7%, from 22.5% last year, primarily reflecting strong productivity and operating leverage on higher volumes. Excluding Special Items, operating margin improved to 23.8%, up from 22.8% last year. Aerospace & Electronics' order backlog was a record $567 million at December 31, 2019 compared to $447 million at December 31, 2018.
Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2019	2018
Sales	$43	$51	$(7)	(14%)

Operating Profit	$4	$5	$(1)	(24%)

Profit Margin	9.4%	10.7%
Sales decreased $7 million, or 14%, driven primarily by lower sales to Recreational Vehicle customers. Operating margin declined to 9.4%, from 10.7% last year, primarily reflecting lower volumes.

Introducing 2020 Guidance
We are introducing full year 2020 GAAP EPS guidance in a range of $5.75-$6.05. Excluding Special items, full year 2020 EPS guidance is $6.20-$6.50. Sales are expected to be approximately $3.5 billion, reflecting a net benefit from acquisitions of approximately 8%, partially offset by a slight decline in core sales, and an unfavorable foreign exchange impact of approximately 0.5% to 1%. Guidance reflects contributions from both the acquisition of Cummins Allison Corp. which closed on December 31, 2019 and the pending acquisition of I&S which is expected to close early in the first quarter of 2020, as well as the temporary impact of the 737-MAX production halt. Full year 2020 free cash flow (cash provided by operating activities less capital spending) is expected to be in a range of $330 million to $360 million. (Please see the attached Non-GAAP Financial Measures tables.)

Additional guidance details will be provided at the Company's Annual Investor Day conference scheduled for February 27, 2020.

Additional Information
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the fourth quarter financial results on Tuesday, January 28, 2020 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the chemicals, oil & gas, power, automated payment solutions, banknote design and production and aerospace & defense markets, along with a wide range of general industrial and consumer related end markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane Co. has approximately 12,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the management’s current beliefs, expectations, plans, assumptions and objectives regarding Crane Co.’s future financial performance and are subject to significant risks and uncertainties. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in these forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent reports filed with the Securities and Exchange Commission. Such reports are available on the Securities Exchange Commission’s website (www.sec.gov). Crane Co. does not undertake to update any forward-looking statements.

(Financial Tables Follow)

CRANE CO.
Income Statement Data
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales:
Fluid Handling	$277.0	$279.7	$1,117.4	$1,101.8
Payment & Merchandising Technologies	314.6	312.8	1,158.3	1,257.0
Aerospace & Electronics	202.5	196.5	798.8	743.5
Engineered Materials	43.4	50.7	208.6	243.2
Total net sales	$837.5	$839.7	$3,283.1	$3,345.5

Operating (loss) profit:
Fluid Handling	$24.9	$30.8	$131.7	$118.8
Payment & Merchandising Technologies	52.5	46.1	177.3	186.0
Aerospace & Electronics	48.0	44.2	189.4	164.2
Engineered Materials	4.1	5.4	26.8	37.8
Corporate	(17.0)	(16.4)	(66.9)	(65.5)
Asbestos provision	(229.0)	—	(229.0)	—
Environmental provision	(18.9)	—	(18.9)	—
Total operating (loss) profit	(135.4)	110.1	210.4	441.3

Interest income	0.8	0.6	2.7	2.3
Interest expense	(11.8)	(11.1)	(46.8)	(50.9)
Miscellaneous, net	0.6	4.9	4.4	18.7
(Loss) income before income taxes	(145.8)	104.5	170.7	411.4
(Benefit from) provision for income taxes	(33.3)	15.4	37.1	75.9
Net (loss) income before allocation to noncontrolling interests	(112.5)	89.1	133.6	335.5

Less: Noncontrolling interest in subsidiaries' earnings (loss)	0.1	(0.1)	0.3	(0.1)

Net (loss) income attributable to common shareholders	$(112.6)	$89.2	$133.3	$335.6

Share data:
(Loss) earnings per diluted share	$(1.89)	$1.46	$2.20	$5.50

Average diluted shares outstanding	59.5	60.9	60.6	61.0
Average basic shares outstanding	59.5	59.5	59.8	59.6

Supplemental data:
Cost of sales	$794.6	$544.6	$2,352.0	$2,156.2
Selling, general & administrative	178.3	170.9	720.7	713.4
Asbestos provision *	229.0	—	229.0	—
Environmental provision *	18.9	—	18.9	—
Acquisition and integration related charges *	1.5	8.4	5.2	19.8
Repositioning related charges *	14.1	5.7	30.3	14.7
Depreciation and amortization **	29.3	35.9	113.5	120.0
Stock-based compensation expense **	5.5	5.5	22.3	21.6
* For 2019, amounts included within cost of sales and selling, general & administrative costs.
** For 2019 and 2018, amounts included within cost of sales and selling, general & administrative costs.
Totals may not sum due to rounding

CRANE CO.
Condensed Balance Sheets
(in millions)

	December 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$393.9	$343.4
Accounts receivable, net	560.6	515.8
Current insurance receivable - asbestos	14.1	16.0
Inventories, net	456.7	411.5
Other current assets	75.2	76.2
Total current assets	1,500.5	1,362.9

Property, plant and equipment, net	615.8	599.1
Long-term insurance receivable - asbestos	83.6	75.0
Other assets	766.1	602.0
Goodwill	1,472.2	1,403.7

Total assets	$4,438.2	$4,042.7

Liabilities and Equity
Current liabilities
Notes payable and current maturities of long-term debt	$149.4	$6.9
Accounts payable	314.5	329.2
Current asbestos liability	65.0	66.0
Accrued liabilities	371.7	337.1
Income taxes	13.0	1.0
Total current liabilities	913.6	740.2

Long-term debt	842.0	942.3
Long-term deferred tax liability	73.8	53.2
Long-term asbestos liability	646.6	451.3
Other liabilities	485.9	328.6

Total equity	1,476.3	1,527.1

Total liabilities and equity	$4,438.2	$4,042.7

Totals may not sum due to rounding

CRANE CO.
Condensed Statements of Cash Flows
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Operating activities:
Net (loss) income attributable to common shareholders	$(112.6)	$89.2	$133.3	$335.6
Noncontrolling interest in subsidiaries' earnings (loss)	0.1	(0.1)	0.3	(0.1)
Net (loss) income before allocations to noncontrolling interests	(112.5)	89.1	133.6	335.5
Asbestos provision	229.0	—	229.0	—
Environmental provision	18.9	—	18.9	—
Loss on deconsolidation of joint venture	—	1.7	1.2	1.7
Realized gain on marketable securities	—	—	(1.1)	—
Depreciation and amortization	29.3	35.9	113.5	120.0
Stock-based compensation expense	5.5	5.5	22.3	21.6
Defined benefit plans and postretirement credit	(0.3)	(3.4)	(0.7)	(15.0)
Deferred income taxes	(49.8)	23.2	(31.0)	47.7
Cash provided by (used for) operating working capital	117.1	57.6	(40.0)	16.3
Defined benefit plans and postretirement contributions	(2.7)	(4.0)	(8.7)	(59.8)
Environmental payments, net of reimbursements	(1.7)	(0.9)	(8.2)	(6.3)
Other	2.6	4.2	6.6	16.0
Subtotal	235.4	208.9	435.4	477.7
Asbestos related payments, net of insurance recoveries	(12.5)	(17.5)	(41.5)	(63.9)
Total provided by operating activities	222.9	191.4	393.9	413.8

Investing Activities:
Capital expenditures	(17.9)	(33.2)	(68.8)	(108.8)
Proceeds from disposition of capital assets	1.8	0.6	3.1	1.9
Payments for acquisitions, net of cash acquired	(156.2)	—	(156.2)	(648.0)
Impact of deconsolidation of joint venture	—	2.6	(0.2)	2.6
Purchase of marketable securities	—	—	(8.8)	—
Proceeds from sale of marketable securities	—	—	9.9	—
Total used for investing activities	(172.3)	(30.0)	(221.0)	(752.3)

Financing Activities:
Dividends paid	(23.1)	(20.8)	(93.2)	(83.5)
Reacquisition of shares on open market	(79.9)	(25.1)	(79.9)	(50.1)
Stock options exercised, net of shares reacquired	0.3	3.6	2.9	16.1
Debt issuance costs	—	—	—	(5.4)
Repayment of long-term debt	(94.9)	(1.4)	(99.4)	(452.2)
Repayment of short-term debt	(7.4)	—	(7.4)	(100.0)
Proceeds from issuance of long-term debt	—	13.1	3.0	567.2
Proceeds from issuance of short-term debt	—	—	—	100.0
Proceeds from (repayment of) issuance of commercial paper with maturities of 90 days or less	124.4	(106.3)	124.4	—
Proceeds from issuance of commercial paper with maturities greater than 90 days	25.0	—	25.0	—
Total used for financing activities	(55.6)	(136.9)	(124.6)	(7.9)

Effect of exchange rate on cash and cash equivalents	10.1	(4.7)	2.2	(16.4)
Increase (decrease) in cash and cash equivalents	5.1	19.8	50.5	(362.8)
Cash and cash equivalents at beginning of period	388.8	323.6	343.4	706.2
Cash and cash equivalents at end of period	$393.9	$343.4	$393.9	$343.4

Totals may not sum due to rounding

CRANE CO.
Order Backlog
(in millions)

	December 31, 2019		September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Fluid Handling	$267.0		$272.1	$274.9	$284.8	$279.6
Payment & Merchandising Technologies	311.4	*	291.8	286.8	322.2	331.5
Aerospace & Electronics	567.4		564.3	502.8	487.1	446.6
Engineered Materials	9.4		10.1	11.5	12.3	14.9
Total backlog	$1,155.2		$1,138.3	$1,076.0	$1,106.4	$1,072.6

* Includes $44 million as of December 31, 2019 of backlog pertaining to the Cummins Allison business acquired in December 2019.

Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Percent Change December 31, 2019
	2019	2018	2019	2018	Three Months	Twelve Months
INCOME ITEMS
Net sales	$837.5	$839.7	$3,283.1	$3,345.5	(0.3)%	(1.9)%

Operating (loss) profit	(135.4)	110.1	210.4	441.3	NM	(52.3)%
Percentage of sales	(16.2)%	13.1%	6.4%	13.2%

Special items impacting operating (loss) profit:
Asbestos provision	229.0	—	229.0	—
Environmental provision	18.9	—	18.9	—
Inventory step-up and backlog amortization	—	0.3	—	9.1
Acquisition and integration related charges	1.5	8.4	5.2	19.8
Repositioning related charges	14.1	5.7	30.3	14.7
Operating profit before special items	$128.1	$124.5	$493.8	$484.9	2.9%	1.8%
Percentage of sales	15.3%	14.8%	15.0%	14.5%

Net (loss) income attributable to common shareholders	$(112.6)	$89.2	$133.3	$335.6
Per Share	$(1.89)	$1.46	$2.20	$5.50	NM	(60.0)%

Special items impacting net (loss) income attributable to common shareholders:
Asbestos provision - net of tax	180.9	—	180.9	—
Per share	$3.04		$2.98
Environmental provision - net of tax	14.9	—	14.9	—
Per share	$0.25		$0.25
Inventory step-up and backlog amortization - net of tax	—	0.2	—	6.9
Per share		$0.00		$0.11
Acquisition and integration related charges - net of tax	1.2	6.5	3.8	15.1
Per share	$0.02	$0.11	$0.06	$0.25
Repositioning related charges - net of tax	9.1	3.9	25.6	10.9
Per share	$0.15	$0.06	$0.43	$0.18
Realized gain on marketable securities - net of tax	—	—	(0.8)	—
Per share			$(0.01)
Incremental financing costs associated with acquisition - net of tax	—	—	—	2.1
Per share				$0.03
Deconsolidation of joint venture - net of tax	—	—	0.8	—
Per share			$0.01
Impact of non-cash pension cost adjustment - net of tax *	1.8	—	6.3	—
Per share	$0.03		$0.10
Impact of tax law change	—	0.2	—	(5.5)
Per share		$0.00		$(0.09)
Net income attributable to common shareholders before special items	$95.3	$100.0	$364.8	$365.1	(4.7)%	(0.1)%

Per basic share	$1.60	$1.68	$6.10	$6.12	(4.8)%	(0.3)%
Per diluted share	$1.58	$1.64	$6.02	$5.99	(3.7)%	0.5%
Totals may not sum due to rounding
* Non-service pension cost adjustment related to a reduction in expected pension returns.

In the three months ended December 31, 2019, average shares outstanding excluding the effect of diluted stock options were used to compute the per share amounts since this period was in a loss position. Had net income attributable to common shareholders been reported for this period, average shares outstanding would have included the effect of diluted stock options when computing per share amounts (see chart below).

Average basic shares outstanding	59.5
Effect of diluted stock options	0.8
Average shares outstanding including the effect of stock options	60.3

When considering the effect of dilutive stock options on shares outstanding, net income attributable to common shareholders before special items is $1.58 per share for the three months ended December 31, 2019.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Special items impacting provision for income taxes
(Benefit from) provision for income taxes - GAAP basis	$(33.3)	$15.4	$37.1	$75.9
Tax effect of asbestos provision	48.1	—	48.1	—
Tax effect of environmental provision	4.0	—	4.0	—
Tax effect of inventory step-up and backlog amortization	—	—	—	2.2
Tax effect of acquisition and integration related charges	0.2	2.0	1.3	4.7
Tax effect of repositioning related charges	5.0	1.7	4.7	3.8
Tax effect of realized gain on marketable securities	—	—	(0.3)	—
Tax effect of incremental financing costs associated with acquisition	—	—	—	0.6
Tax effect of deconsolidation of joint venture	—	—	0.4	—
Tax effect of impact of non-cash pension cost adjustment	0.6	—	2.0	—
Impact of tax law change	—	(0.2)	—	5.5
Provision for income taxes - non-GAAP basis	$24.6	$18.9	$97.3	$92.7

SEGMENT INFORMATION:
	For the three months ended December 31, 2019
	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales	$277.0	$314.6	$202.5	$43.4	$—	$837.5

Operating profit (loss) - GAAP	24.9	52.5	48.0	4.1	(264.9)	(135.4)
Asbestos provision, net	—	—	—	—	229.0	229.0
Environmental provision, net	—	—	—	—	18.9	18.9
Acquisition and integration related charges	0.6	0.8	—	—	0.1	1.5
Repositioning related charges	11.8	2.1	0.2	—	—	14.1
Operating profit (loss) before special items	$37.3	$55.4	$48.2	$4.1	$(17.0)	$128.1
Percentage of sales	13.5%	17.6%	23.8%	9.4%		15.3%

	For the three months ended December 31, 2018
	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net Sales	$279.7	$312.8	$196.5	$50.7	$—	$839.7

Operating profit (loss) - GAAP	30.8	46.1	44.2	5.4	(16.4)	110.1
Inventory step-up and backlog amortization	—	0.3	—	—	—	0.3
Acquisition and integration related charges	—	8.4	—	—	—	8.4
Repositioning related charges	3.5	1.7	0.5	—	—	5.7
Operating profit (loss) before special items	$34.3	$56.5	$44.7	$5.4	$(16.4)	$124.5
Percentage of sales	12.3%	18.1%	22.8%	10.7%		14.8%
Totals may not sum due to rounding

	For the twelve months ended December 31, 2019
	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales	$1,117.4	$1,158.3	$798.8	$208.6	$—	$3,283.1

Operating profit (loss) - GAAP	131.7	177.3	189.4	26.8	(314.8)	210.4
Asbestos provision, net	—	—	—	—	229.0	229.0
Environmental provision, net	—	—	—	—	18.9	18.9
Acquisition and integration related charges	0.6	2.4	—	—	2.2	5.2
Repositioning related charges	19.2	7.6	3.5	—	—	30.3
Operating profit (loss) before special items	$151.5	$187.4	$192.9	$26.8	$(64.8)	$493.8
Percentage of sales	13.6%	16.2%	24.1%	12.9%		15.0%

	For the twelve months ended December 31, 2018
	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net sales	$1,101.8	$1,257.0	$743.5	$243.2	$—	$3,345.5

Operating profit (loss) - GAAP	118.8	186.0	164.2	37.8	(65.5)	441.3
Inventory step-up and backlog amortization	0.4	8.7	—	—	—	9.1
Acquisition and integration related charges	—	19.8	—	—	—	19.8
Repositioning related charges	10.0	3.7	1.0	—	—	14.7
Operating profit (loss) before special items	$129.2	$218.2	$165.2	$37.8	$(65.5)	$484.9
Percentage of sales	11.7%	17.4%	22.2%	15.5%		14.5%

For the three months ended September 30, 2019	Payment & Merchandising Technologies
Net sales	$248.9

Operating profit - GAAP	35.1
Acquisition and integration related charges	0.1
Repositioning related charges	0.9
Operating profit before special items	$36.1
Percentage of sales	14.5%

Totals may not sum due to rounding

CRANE CO.
Guidance
(in millions, except per share data)

	2020 Full Year Guidance
2020 EARNINGS PER SHARE GUIDANCE:	Low	High

Earnings per share - GAAP basis	$5.75	$6.05
Repositioning costs	0.10	0.10
M&A related, net	0.35	0.35
Earnings per Share - non-GAAP basis	$6.20	$6.50

CASH FLOW ITEMS:

	Three Months Ended December 31,		Twelve Months Ended December 31,		2020 Full Year Guidance		Twelve Months Ended December 31,
	2019	2018	2019	2018	Low	High	2011

Cash provided by operating activities before asbestos-related payments	$235.4	$208.9	$435.4	$477.7	$455.0	$485.0	$229.1
Asbestos-related payments, net of insurance recoveries	(12.5)	(17.5)	(41.5)	(63.9)	(50.0)	(50.0)	(79.3)
Cash provided by operating activities	222.9	191.4	393.9	413.8	405.0	435.0	149.8
Less: Capital expenditures	(17.9)	(33.2)	(68.8)	(108.8)	(75.0)	(75.0)	(34.7)
Free cash flow	$205.0	$158.2	$325.1	$305.0	$330.0	$360.0	$115.1
Totals may not sum due to rounding

Certain non-GAAP measures have been provided to facilitate comparison with the prior year.
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that non-GAAP financial measures which exclude certain non-recurring items present additional useful comparisons between current results and results in prior operating periods, providing investors with a clearer view of the underlying trends of the business. Management also uses these non-GAAP financial measures in making financial, operating, planning and compensation decisions and in evaluating the Company's performance.

In addition, Free Cash Flow provides supplemental information to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of Free Cash Flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on the Company's long-term debt. Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.